April 30, 2008

Gryphon Gold Corporation
810-1130 West Pender Street
Vancouver, B.C. Canada V6E 4A4

Re:

Registration Statement on Form S-1, filed April 30, 2008

Ladies and Gentlemen:

We have acted as Nevada counsel to Gryphon Gold Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-1 dated April 30, 2008 (the “Registration Statement”) of an aggregate of 9,048,530 Shares of the Company’s common Shares, par value $0.001 per share (the “Shares”).  The Shares registered for sale consist of the following:

i.

4,486,500 Shares of Common Stock held by selling shareholders (the “Subscriber Shares”);

ii.

4,486,500 Shares of Common Stock acquirable upon exercise of the Company’s Series I Warrants (the “Series I Warrants”) at Cdn.$1.00 if exercised within 12 months of the original issuance and at a price of Cdn.$1.25 if exercised thereafter, but prior to expiry, held by selling shareholders (the “Warrant Shares”); and

iii.

75,530 Shares of Common Stock acquirable upon exercise of Series J Brokers’ Warrants (the “Broker Warrants”), issued in connection with the placement of the Series I Warrants, at Cdn.$0.80 per share for a period of nine months from the original issuance (the “Broker Warrant Shares”).

In connection with the opinions rendered in this letter we have examined the following documents:

a.

Copies of the following Articles of Incorporation and amendments thereto filed in the office of the Nevada Secretary of State, as follows:

Gryphon Gold Corporation
April 30, 2008

i.

Articles of Incorporation of the Company filed on April 24, 2003;

ii.

Certificate of Amendment to Articles of Incorporation for the Company filed on August 11, 2005.

b.

The Company’s Second Amended and Restated Bylaws;

c.

Certificate of Existence for the Company issued by the Nevada Secretary of State on April 17, 2008;

d.

The Registration Statement;

e.

A copy of the form of Confidential Private Placement Subscription Agreement with respect to the sale of the Units with Exhibit A (a form of Warrant), and Exhibits B through D attached thereto (the “Subscription Agreement”);

f.

A Copy of the Series J Share Purchase Warrants to Purchase Common Shares of the Company (the “Series J Warrants”);

g.

A copy of the Meeting Minutes of the Board of Directors of the Company dated November 21, 2007 approving the private placement of 6,800,000 Units;

h.

Gryphon Gold Corporation Officer’s Certificate dated November 21, 2007 executed by Anthony D.J. Ker, CEO of the Company, certifying as to certain facts concerning the issuance of the Units; and

i.

Gryphon Gold Corporation Officer’s Certificate dated April 30, 2008 executed by Lisanna Lewis, Controller and Treasurer of the Company (the “Officer’s Certificate”).

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Gryphon Gold Corporation
April 30, 2008

Specifically, we have relied upon the Officer’s Certificate to establish the facts described therein, including but not limited to that the 4,486,500 Subscriber Shares have been issued to the recipients described in the Registration Statement and the consideration therefor has been received by the Company, that the Series I Warrants have been issued to the brokers as described in the Registration Statement and the consideration therefor has been received by the Company.

Based on the foregoing, we are of the opinion that, under Nevada law:

1.

The Subscriber Shares have been duly authorized, validly issued and are fully paid and nonassessable;

2.

The Warrant Shares made issuable under the Series I Warrants and have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor in accordance with the terms of the Subscription Agreements, and the Series I Warrants will be fully paid and nonassessable; and

3.

The Broker Warrant Shares made issuable under the Broker Warrants have been duly authorized and reserved for issuance, and upon issuance and delivery and payment therefor in accordance with the terms of the Broker Warrants, will be fully paid and nonassessable.

Our opinions expressed above are limited to all applicable Nevada law, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting that law.

The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours,

Woodburn and Wedge

By:  /s/ John P. Fowler
              John P. Fowler